Certificate of Amendment of
                          Certificate of Incorporation
                                       of
                            AmeriNet Group.com, Inc.

                  This Certificate of Amendment to Certificate of Incorporation is executed by the undersigned duly authorized corporate officers of AmeriNet Group.com, Inc., who, being duly sworn, certify as follows:

First: The annual meeting of the stockholders of said corporation was duly called and held on December 21, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at such meeting it was resolved by a vote of holders of 8,052,011 of the shares of capital stock entitled to vote at the meeting, with no vote being cast against, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

                  "The authorized capital of the Corporation shall be divided into shares of capital stock, as follows:

                  (1) The total number of shares of common stock which the corporation shall have authority to issue is 30,000,000, and the par value of each of such shares is $0.01.

                  (2) The Corporation shall be authorized to issue 5,000,000 shares of preferred stock, $.01 par value, the attributes of which are to be determined by resolution of the Corporations Board of Directors from time to time, prior to issuance, in conformity with the requirements of Section 151 of the Delaware General Corporation Law."

Second: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Third: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         In Witness Whereof, the Corporation has made under its corporate seal and the hands of its president and secretary, respectively, of said corporation, the foregoing certificate, and the president and secretary have hereunto set their hands and caused the corporate seal of the said corporation to be hereunto affixed this 19th day of February, 2001.


                            AMERINET GROUP.COM, INC.


                              By: /s/ Edward C. Dmytryk
                                Edward C. Dmytryk
                                    President

                                [Corporate Seal]

                            Attest: /s/ Vanessa H. Lindsey
                               Vanessa H. Lindsey
                                    Secretary


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